EXHIBIT 99.1

Gladstone Commercial Corporation Appoints CFO

MCLEAN, Va., Oct. 21, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) (“Gladstone Commercial”) announced today that Michael Sodo has been appointed Chief Financial Officer, effective November 1, 2016.

Mr. Sodo most recently served as a CFO, Treasurer and Executive Vice President of VEREIT (NYSE:VER) from October 2014 through October 2015, having significant capital markets involvement, including relationships with investors, lenders, analysts, and rating agencies.  Mr. Sodo, a Certified Public Accountant, started his career at KPMG in the audit function before spending 11 years at Capital Automotive (formerly Capital Automotive REIT) where he rose to Senior Vice President of Financial Reporting and Treasurer.

Bob Cutlip, President of Gladstone Commercial, remarked, “We are excited that Mike has joined our team.  His many years of REIT accounting and treasury leadership combined with his active engagement of the rating agencies, lenders and investors will be a value-add for our vision to increase shareholder wealth during the years ahead.”

About Gladstone Commercial Corporation (NASDAQ:GOOD)

Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 97 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause Gladstone Commercial's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption "Risk Factors" of the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 17, 2016.  Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For Broker Submittals:

South/Southwest:
Buzz Cooper
Senior Managing Director
(703) 287-5815
Buzz.Cooper@gladstonecompanies.com

Tennessee/Kentucky:
Brandon Flickinger
Director, Real Estate
(703) 287-5819
Brandon.Flickinger@gladstonecompanies.com

West:
Andrew White
Managing Director
(310) 953-4960
Andrew.White@gladstonecompanies.com

Midwest/Northeast:
Matt Tucker
Managing Director
(703) 287-5830
Matt.Tucker@gladstonecompanies.com

Investor or Media Inquiries:

Bob Cutlip
President – Gladstone Commercial Corporation
(703) 287-5878
Bob.Cutlip@gladstonecompanies.com